Lexmark reports second quarter 2012 results

LEXINGTON, Ky., – July 24, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2012.

“Lexmark’s second quarter results were below our April guidance, reflecting weaker than expected demand, particularly in Europe, and unfavorable currency impacts,” said Paul Rooke, Lexmark chairman and chief executive officer. “While economic headwinds are impacting our results, we’re encouraged that Lexmark’s managed print services and Perceptive Software businesses continue to grow, demonstrating that our software and solutions value propositions resonate even in today’s difficult market.

“We remain focused on advancing our position in the higher value, higher growth segments of the business market,” said Rooke. “We are confident in our strategy and competitive strength, and will continue to closely monitor the challenging demand environment and make adjustments accordingly as we move through the year.”

Second Quarter Results

GAAP revenue of $919 million includes $2.4 million of acquisition-related adjustments. Non-GAAP1 revenue of $921 million declined 12 percent compared with last year.

Earnings Per Share	2Q12	2Q11
GAAP	$0.55	$1.27
Restructuring-related adjustments	0.10	0.05
Acquisition-related adjustments	0.24	0.05
Non-GAAP	$0.89	$1.36

GAAP earnings per share for the second quarter of 2012 were $0.55, compared with GAAP earnings of $1.27 per share in the second quarter of 2011.  Non-GAAP earnings were $0.89 per share, compared with non-GAAP earnings of $1.36 per share in the second quarter of 2011.

Hardware revenue and Supplies revenue declined 17 percent and 14 percent, respectively. Software and Other revenue grew 24 percent, or 26 percent excluding acquisition-related adjustments. Core2 revenue, which principally includes laser and business inkjet hardware and supplies, managed print services and software, declined 9 percent year to year while Legacy2 revenue, which includes consumer inkjet hardware and supplies that the company is exiting, declined 35 percent. Lexmark’s focus continues to be on growing the company’s Core, as Legacy, which in the second quarter of 2012 represented about 9 percent of Lexmark’s revenue, continues to become a less significant portion of the company’s revenue mix.

Imaging Solutions and Services (ISS) revenue of $875 million declined 14 percent compared to the same period last year. Perceptive Software revenue was $44 million. Perceptive Software revenue excluding acquisition-related adjustments of $2.4 million was $46 million and grew 88 percent compared to the same period in 2011.

Second Quarter 2012 GAAP results:
•	Revenue was $919 million compared to $1.044 billion last year.
•	Gross profit margin was 39.3 percent versus 39.6 percent in 2011.
•	Operating expense was $301 million compared to $276 million last year.
•	Operating income margin of 6.6 percent compared to 13.2 percent in 2011.
•	Net earnings were $39 million compared to 2011 net earnings of $101 million.

Second Quarter 2012 non-GAAP results:
•	Revenue was $921 million compared to $1.045 billion last year.
•	Gross profit margin was 40.5 percent versus 40.0 percent in 2011.
•	Operating expense was $280 million compared to $270 million last year.
•	Operating income margin was 10.1 percent compared to 14.2 percent last year.
•	Net earnings were $64 million compared to $109 million in 2011.

Continued Solid Execution of Lexmark’s Capital Allocation Framework

Lexmark’s overall capital allocation framework is to return more than 50 percent of free cash flow3 to shareholders, on average, through quarterly dividends and share repurchases while pursuing acquisitions that support the strengthening and growth of the company.

In the second quarter of 2012, Lexmark paid a dividend of $0.30 per share totaling $21 million and repurchased $25 million, or 0.8 million of the company’s shares. The company’s remaining share repurchase authorization was about $186 million at quarter end.

The company ended the quarter with $916 million in cash and current marketable securities. Net cash provided by operating activities was $49 million. Free cash flow was $11 million. Capital expenditures were $38 million. Depreciation and amortization was $57 million.

Lexmark Again Named an MPS Leader

During the second quarter, Lexmark announced it was named a Managed Print Services (MPS) leader by two additional independent research firms, Forrester Research, Inc. and Quocirca. This follows the company’s announcements in the fourth quarter of 2011 regarding MPS leadership positioning in Gartner and IDC reports.

Lexmark was named a leader in the May 10, 2012, Forrester Wave report, The Forrester Wave™: Managed Print Services, Q2 2012. Lexmark was among the select companies invited by Forrester Research, Inc. to participate in this evaluation of top MPS providers and received the highest score possible for its strategy, MPS market experience, technology and solution ownership, integration with business processes, mobile printing and global delivery.

Lexmark also has been positioned by leading European-based industry analyst firm Quocirca as a market leader in the firm's 2012 report, Vendor Landscape: Managed Print Services. Quocirca defines a market leader as a provider that leads the MPS market in both strategic vision and depth of service offering. Leaders have made significant investments in their service portfolio and infrastructure and are supported by strong delivery capabilities.

Lexmark Awarded 5-Year, $21 Million Printing Contract From FAA

Lexmark has been awarded a five-year (one base year and four one-year options) contract valued at $21 million that will make it the sole provider of printing technology for the Federal Aviation Administration (FAA). Lexmark will utilize its proven track record in optimizing heavily distributed printing environments to bring greater efficiency, user productivity and cost reductions to more than 900 FAA locations across the U.S.

Distributed Intelligent Capture Solution

During the second quarter, Lexmark announced its Distributed Intelligent Capture Solution that integrates Lexmark Document Distributor with Brainware software allowing customers to intelligently connect business documents and processes. This release marks the first solution announcement consolidating Lexmark and Brainware software since Lexmark acquired Brainware in March 2012.

The Distributed Intelligent Capture Solution enables the accurate extraction of critical data from hard copy documents – plus the validation of the extracted data.  The solution can then intelligently pass the content on to a data management system, enterprise resource planning system or financial management system. The Distributed Intelligent Capture Solution eliminates the need for templates, keywords, zones or other rules-based techniques, allowing it to work with a variety of document types and layouts.

Perceptive Software Customer Wins

Perceptive Software announced in the second quarter that the University of Kansas plans to expand use of Perceptive Software solutions from a few individual units to a university-wide contract. Under the initial expansion, seven business units will focus on improving the efficiency of multiple business processes. In phase one of the expansion, university business units will receive updates to core processes, such as in the Comptroller’s Office where Brainware Distiller will be implemented to streamline invoice processing.

Also during the quarter, Brainware announced that:
•	Concur, the leading provider of integrated travel and expense management services, now utilizes Brainware Distiller – replacing a prior, template-based application for data capture.
•	The Icelandair Group selected Brainware Distiller for invoice processing efficiency in the company’s shared services center.
•	Advocate Health Care selected Brainware Distiller for its accounts payable automation.

Looking Forward

In the third quarter of 2012, the company currently expects revenue to decline 9 to 11 percent year on year. GAAP earnings per share in the third quarter of 2012 are expected to be around $0.52 to $0.62, compared with GAAP earnings per share of $0.86 in the third quarter of 2011.  Non-GAAP earnings per share in the third quarter of 2012 are expected to be around $0.75 to $0.85, compared with non-GAAP earnings per share of $0.95 in the third quarter of 2011.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 93473401.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company's Facebook and Twitter profiles.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy, fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the Company’s acquisitions; reliance on international production facilities, manufacturing partners and certain key suppliers; inability to be successful in the Company’s transition to higher-usage business platforms; market acceptance of new products and pricing programs; decreased supplies consumption; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; possible changes in the size of expected restructuring costs, charges, and savings; failure to implement workforce reductions and execute planned cost reduction measures; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

(1)
In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors.  When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related and acquisition-related adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)
Legacy is defined as hardware and supplies for consumer inkjet platforms. Core excludes Legacy and includes laser, business inkjet, and dot matrix hardware and supplies and the associated features and services sold on a unit basis or through a managed services agreement. Core also includes parts and service related to hardware maintenance and includes software licenses and the associated software maintenance services sold on a unit basis or as a subscription service.

(3)	Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Revenue	$918.6	$1,044.2	$1,911.1	$2,078.6
Cost of revenue	557.9	630.7	1,169.0	1,275.8
Gross profit	360.7	413.5	742.1	802.8

Research and development	94.4	90.4	191.1	181.3
Selling, general and administrative	205.3	186.3	395.8	373.1
Restructuring and related charges (reversals)	0.8	(1.1)	5.6	(2.7)
Operating expense	300.5	275.6	592.5	551.7

Operating income	60.2	137.9	149.6	251.1

Interest expense (income), net	7.4	7.2	14.4	14.8
Other expense (income), net	0.4	(0.4)	0.7	(0.3)

Earnings before income taxes	52.4	131.1	134.5	236.6

Provision for income taxes	13.2	29.8	34.5	52.1
Net earnings	$39.2	$101.3	$100.0	$184.5

Net earnings per share:
Basic	$0.55	$1.28	$1.41	$2.33
Diluted	$0.55	$1.27	$1.39	$2.31

Shares used in per share calculation:
Basic	70.7	79.3	71.0	79.1
Diluted	71.5	80.0	71.9	79.9
Cash dividends declared per common share	$0.30	$0.00	$0.55	$0.00

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$147.2	$356.1
Marketable securities	768.6	793.3
Trade receivables, net	479.1	457.8
Inventories	305.7	335.5
Prepaid expenses and other current assets	247.6	266.1
Total current assets	1,948.2	2,208.8

Property, plant and equipment, net	877.9	888.8
Marketable securities	8.8	11.5
Goodwill	358.5	216.4
Intangibles, net	224.3	151.2
Other assets	157.4	160.3
Total assets	$3,575.1	$3,637.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$349.9	$-
Accounts payable	429.2	486.5
Accrued liabilities	593.5	636.8
Total current liabilities	1,372.6	1,123.3

Long-term debt	299.5	649.3
Other liabilities	474.5	472.7
Total liabilities	2,146.6	2,245.3

Stockholders' equity:
Common stock and capital in excess of par	887.3	867.5
Retained earnings	1,542.2	1,482.3
Treasury stock, net	(709.4)	(654.4)
Accumulated other comprehensive loss	(291.6)	(303.7)
Total stockholders' equity	1,428.5	1,391.7
Total liabilities and stockholders' equity	$3,575.1	$3,637.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q12	2Q11
GAAP	$39	$101
Restructuring-related charges & project costs	7	4
Acquisition-related adjustments	17	4
Non-GAAP	$64	$109

	Six months ended June 30
Net Earnings (In Millions)	2012	2011
GAAP	$100	$185
Restructuring-related charges & project costs	15	6
Acquisition-related adjustments	25	10
Non-GAAP	$139	$200

Earnings Per Share	2Q12	2Q11
GAAP	$0.55	$1.27
Restructuring-related charges & project costs	0.10	0.05
Acquisition-related adjustments	0.24	0.05
Non-GAAP	$0.89	$1.36

	Six months ended June 30
Earnings Per Share	2012	2011
GAAP	$1.39	$2.31
Restructuring-related charges & project costs	0.21	0.07
Acquisition-related adjustments	0.34	0.13
Non-GAAP	$1.94	$2.51

Earnings Per Share Guidance	3Q12	3Q11
GAAP	$0.52 - 0.62	$0.86
Restructuring-related charges & project costs	0.07	0.03
Acquisition-related adjustments	0.16	0.06
Non-GAAP	$0.75 - 0.85	$0.95

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2Q12	2Q11
GAAP	$919	$1,044
Acquisition-related adjustments (1)(2)	2	1
Non-GAAP	$921	$1,045

Software and Other Revenue (In Millions) **	2Q12	2Q11
GAAP	$87	$70
Acquisition-related adjustments (1)(2)	2	1
Non-GAAP	$90	$71

Perceptive Software Revenue (In Millions) ***	2Q12	2Q11
GAAP	$44	$24
Acquisition-related adjustments (1)(2)	2	1
Non-GAAP	$46	$25

Gross Profit (In Millions)	2Q12	2Q11
GAAP	$361	$413
Restructuring-related charges & project costs (3)(4)	3	0
Acquisition-related adjustments (1)(2)	9	5
Non-GAAP	$373	$418

Gross Profit Margin (%)	2Q12	2Q11
GAAP	39.3%	39.6%
Restructuring-related charges & project costs	0.4%	0.0%
Acquisition-related adjustments	0.9%	0.5%
Non-GAAP	40.5%	40.0%

Operating Expense (In Millions)	2Q12	2Q11
GAAP	$301	$276
Restructuring-related charges & project costs (3)(4)	(6)	(5)
Acquisition-related adjustments (1)(2)	(14)	(0)
Non-GAAP	$280	$270

Operating Income (In Millions)	2Q12	2Q11
GAAP	$60	$138
Restructuring-related charges & project costs (3)(4)	10	5
Acquisition-related adjustments (1)(2)	23	5
Non-GAAP	$93	$148

Operating Income Margin (%)	2Q12	2Q11
GAAP	6.6%	13.2%
Restructuring-related charges & project costs	1.0%	0.5%
Acquisition-related adjustments	2.5%	0.5%
Non-GAAP	10.1%	14.2%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -12% on a GAAP basis and -12% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

**
Year-to-year Software and Other Revenue growth was approximately 24% on a GAAP basis and 26% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

***
Year-to-year Perceptive Software Revenue growth was approximately 84% on a GAAP basis and 88% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

(1)
Amounts for the three months ended June 30, 2012, include total acquisition-related adjustments of $23.0 million with $2.4 million, $6.1 million, $0.2 million and $14.3 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended June 30, 2011, include total acquisition-related adjustments of $5.0 million with $0.8 million, $3.9 million, $0.1 million and $0.2 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended June 30, 2012, include total restructuring-related charges and project costs of $9.6 million with $3.5 million and $5.3 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $0.8 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended June 30, 2011, include total restructuring-related charges and project costs of $5.1 million with $0.2 million and $6.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(1.1) million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Six months ended June 30
Revenue (In Millions) *	2012	2011
GAAP	$1,911	$2,079
Acquisition-related adjustments (1)(2)	3	4
Non-GAAP	$1,914	$2,082

Software and Other Revenue (In Millions) **	2012	2011
GAAP	$158	$135
Acquisition-related adjustments (1)(2)	3	4
Non-GAAP	$160	$139

Perceptive Software Revenue (In Millions) ***	2012	2011
GAAP	$74	$42
Acquisition-related adjustments (1)(2)	3	4
Non-GAAP	$76	$46

Gross Profit (In Millions)	2012	2011
GAAP	$742	$803
Restructuring-related charges & project costs (3)(4)	8	0
Acquisition-related adjustments (1)(2)	14	11
Non-GAAP	$764	$814

Gross Profit Margin (%)	2012	2011
GAAP	38.8%	38.6%
Restructuring-related charges & project costs	0.4%	0.0%
Acquisition-related adjustments	0.7%	0.5%
Non-GAAP	39.9%	39.1%

Operating Expense (In Millions)	2012	2011
GAAP	$592	$552
Restructuring-related charges & project costs (3)(4)	(12)	(7)
Acquisition-related adjustments (1)(2)	(18)	(2)
Non-GAAP	$562	$543

Operating Income (In Millions)	2012	2011
GAAP	$150	$251
Restructuring-related charges & project costs (3)(4)	20	7
Acquisition-related adjustments (1)(2)	33	13
Non-GAAP	$202	$272

Operating Income Margin (%)	2012	2 011
GAAP	7.8%	12.1%
Restructuring-related charges & project costs	1.0%	0.3%
Acquisition-related adjustments	1.7%	0.6%
Non-GAAP	10.5%	13.0%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -8% on a GAAP basis and -8% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 17% on a GAAP basis and 16% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 73% on a GAAP basis and 66% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the six months ended June 30, 2012, include total acquisition-related adjustments of $32.7 million with $2.8 million, $11.4 million, $0.3 million and $18.2 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the six months ended June 30, 2011, include total acquisition-related adjustments of $13.3 million with $3.5 million, $7.5 million, $0.2 million and $2.1 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the six months ended June 30, 2012, include total restructuring-related charges and project costs of $19.6 million with $7.8 million and $6.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $5.6 million in Restructuring and related charges (reversals).

(4)
Amounts for the six months ended June 30, 2011, include total restructuring-related charges and project costs of $7.2 million with $0.3 million and $9.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(2.7) million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com